UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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POLO RALPH LAUREN CORPORATION
______________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

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Polo Ralph Lauren Corporation (the “Company”) is contacting certain institutional investors regarding the recent recommendation by Institutional Shareholder Services (“ISS”) for the upcoming annual meeting of stockholders of the Company to vote “against” Proposal 3 in the Company’s 2011 Annual Proxy Statement to approve, on an advisory basis, the compensation of the Company’s named executive officers and the Company’s compensation philosophy, policies and practices. The following talking points were prepared to facilitate those conversations.

Polo Ralph Lauren Corporation
2011 Annual Meeting of Stockholders – August 11, 2011

Phone calls with certain institutional investors

The Board of Directors and the Company strongly disagree with ISS’s recommendation that stockholders vote “against” Proposal 3 in the Company’s 2011 Annual Proxy Statement to approve, on an advisory basis, the compensation of the Company’s named executive officers and the Company’s compensation philosophy, policies and practices.

Despite the Company’s very strong performance, both short-term and long-term, ISS’s voting recommendation is “against” Proposal 3 based primarily on its analysis of the compensation arrangement for the Company’s Chief Executive Officer (“CEO”), Mr. Ralph Lauren, and, in particular, Mr. Lauren’s bonus payment.  For the following reasons, the Board of Directors and the Company strongly disagree that the aspects of Mr. Lauren’s compensation cited by ISS give rise to poor pay practices.

Company Financial Performance:

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In its analysis of Mr. Lauren’s compensation, ISS suggests that a disconnect exists between Mr. Lauren’s total pay and performance despite its acknowledgment that the Company’s one, three and five year total shareholder returns have “outperformed the sector and the S&P 500, and [the Company’s] operational metrics have also improved.”  The Company’s strong financial results were achieved in spite of extraordinarily weak and highly uncertain global economic conditions.  The financial results were also achieved after substantial investment in the Company’s strategic growth initiatives that are meant to support long-term shareholder value creation.  We believe that Mr. Lauren’s compensation appropriately rewards him for very strong achievement of both short-term and long-term financial results.  Even as ISS has reported, the Company’s total shareholder returns over these periods have been 46.13% (1-year), 29.04% (3-year) and 15.76% (5-year).

☐	During its 2011 fiscal year, the Company achieved the following:
	—	record operating income, representing an approximate 20% increase over fiscal 2010;
	—	strong earnings per share, representing an approximate 22% increase over fiscal 2010;
	—	enhanced stockholder value with increased dividends and share repurchases; and
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successful execution of several strategic objectives, including expansion in international markets such as Asia, increased direct-to-consumer reach with new stores and online, and investment in infrastructure to support our global growth.

Pay for Performance:

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While ISS acknowledges that the Company’s “GAAP net income has improved year over year,” ISS questions whether the target goal established under the Company’s incentive plans are sufficiently challenging.  ISS has failed to recognize the prolonged weakness and uncertainty in global economic conditions, the other Company-specific strategic decisions and the investments made to support long-term shareholder value creation that were considered at the time the goals were set by the Compensation & Organizational Development Committee (the “Compensation Committee”).  Moreover, our successful execution of these strategic considerations and our willingness to invest in the long-term have been important in driving our results over three, five and ten year periods.

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As noted in the Company’s proxy statement, following the Company’s achievement of record earnings in fiscal 2010 during an incredibly challenging global economic environment, the Compensation Committee established fiscal 2011 financial targets taking into consideration factors such as significant negative foreign exchange impacts, additional investment costs for new product development and the acquisition of certain licenses, including the start-up costs that come with such acquisitions.  These modified goals ensured that bonus payouts would be at maximum levels only if the Company exceeded its record fiscal 2010 results in a meaningful way.  If the Company had achieved just its target goals, it would have resulted in a decrease to Mr. Lauren’s bonus payment of approximately 33% from the prior year.  ISS’s criticism of this determination does not give due consideration to the considerable global economic uncertainty that has persisted for the last several years and continues to do so.  ISS’s conclusion also fails to take into account other Company-specific strategic considerations at the time the goals were set by the Compensation Committee, as communicated to our shareholders.

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ISS also notes that it finds the utilization of a single metric of net income before taxes under the Company’s incentive plans problematic.  The Company’s compensation programs are designed with performance goals that the Compensation Committee determines to be challenging and have resulted in the outperformance of the S&P 500 and other peer groups, selected by ISS, over different periods of time.  The Company believes that net income before taxes is aligned with shareholders’ interests and is a comprehensive indicator of the Company’s annual performance.  The Company also notes that data provided by the Company’s outside compensation consultant shows that many companies in fact use only one corporate metric as a performance measure.

Ralph Lauren’s Bonus:

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Any evaluation of Mr. Lauren’s compensation and performance must take into account the fact that Mr. Lauren is not only the CEO of a complex global organization with highly successful wholesale, retail and licensing divisions, and an increasingly significant e-commerce business, but he is also the founder, creator and name behind the Company and its brands. Mr. Lauren’s aesthetic vision and direction are unique and integral components of the Company’s success and his contributions to the Company over the past 44 years have been instrumental in creating significant shareholder value.  He continues to this day to define the Company’s image and direction. The Company and its Compensation Committee do not believe that any other CEO at the Company’s peers, including those cited by ISS, has a longstanding, consistent level of high achievement and a broad range of responsibilities comparable to that of Mr. Lauren.

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In setting Mr. Lauren’s bonus target, the Compensation Committee considered market information and certain external benchmarks that it received from its outside compensation consultant. This assessment included a review of CEO pay levels at various categories of companies such as leading apparel manufacturers, high profile, branded retail organizations, family-named companies and other companies in which CEOs could be perceived, as Mr. Lauren is, as personifying their organizations.  ISS’s peer group does not take into account all of these elements.

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The Company’s executive compensation programs align executive pay with Company performance and the achievement of strategic goals.  As ISS acknowledges, 95% of Mr. Lauren’s total compensation in fiscal year 2011 was at-risk.  Mr. Lauren’s annual bonus is completely performance-based and does not have a discretionary component. Like other senior executives of the Company, Mr. Lauren is not entitled to any bonus if the Company misses its applicable pre-established performance target based solely on financial measures by more than 20%. Mr. Lauren was only entitled to receive a bonus over the past several years due to the Company’s strong financial performance during this period.  In addition, Mr. Lauren’s combined salary and bonus did not change from fiscal years 2010 to 2011.  Moreover, using ISS’s own CEO pay and total shareholder return data, ISS reports that from fiscal years 2007 to 2010, the Company’s total shareholder return increased 42.5% while total CEO pay increased by 12.9%.

In light of the Company’s exceptional performance, Mr. Lauren’s appropriate compensation and his longstanding and unique contributions to the Company and its success, the Board of Directors and the Company recommend that stockholders vote FOR Proposal 3 in the Company’s 2011 Annual Proxy Statement to approve, on an advisory basis, the compensation of the Company’s named executive officers and the Company’s compensation philosophy, policies and practices.